Exhibit 99.1

CUI Global President and CEO William J. Clough Joins Guardian 8 Board

Clough Brings Significant Experience With Capital Raising, Law, Governance and Security

SCOTTSDALE, AZ--(Marketwired - Apr 15, 2014) - Guardian 8 Holdings (OTCQB: GRDH), parent company to Guardian 8 Corporation, developer of the enhanced non-lethal (ENL) Pro V2 device for security professionals, today announced the appointment of William J. Clough as another independent member of its board of directors on April 9, 2014. Clough, president and CEO of CUI Global, Inc., has a vast portfolio of experience in capital raising, corporate governance, legal as an attorney and former law enforcement officer.

"Bill Clough brings outstanding perspective and strength in company operations and growth, combined with his highly relevant background as an attorney and in law enforcement and security," said Steve Cochennet, Guardian 8 CEO. "Bill's appointment as an independent director furthers our ability to meet the qualitative listing standards for a stock exchange. We are thrilled to have his experience to help shape the way we enter future markets, enhance stockholder value and develop new products and services."

During the last two years, Clough has led equity raises totaling more than $60,000,000 for CUI Global Inc. (NASDAQ: CUI), which was accompanied by CUI Global's up-listing to the Nasdaq Capital Market in February 2012. CUI Global, with a current market cap of more than $200,000,000, is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products, and technologies.

Before joining CUI Global, Clough operated his own law firm for 14 years, with offices in Los Angeles, San Francisco and Honolulu. Clough received his Juris Doctorate, cum laude, from Hastings College of the Law in 1990.

Prior to attending law school, Clough worked as a police officer for 16 years, at the local, state, and federal level including as a Federal Air Marshall flying in Southern Europe and the Middle East. Clough is recognized as a subject-matter expert in use-of-force and wrongful death cases in both State and Federal Courts and currently provides consultation services in risk analysis, workplace violence and managing violent situations to some of the largest security and healthcare providers in North America.

"The safety and security of those who work to protect others is one of my highest priorities," said Clough. "I am extremely optimistic about the value of this company and its Pro V2 device, and I look forward to having a role in bringing these new technologies to the security industry."

Clough joins the list of accomplished board members that includes Kathy Hanrahan, former President of TASER® International; Corey Lambrecht, former EVP of Smith & Wesson Holding Corporation; Kyle Edwards, former VP of Corporate Security and Gaming Surveillance for MGM Mirage; and Jim Nolton, Strategic Business Development Manager and Sr. Systems Engineer for Orbital Sciences Corp. Clough fills a seat vacated by a board member who passed away in 2013.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The G8 Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was named one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal and has won security industry accolades for its innovative technology. To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the appointment of Mr. Clough as an independent board member; Mr. Clough's background and experience; Guardian 8's ability to list its common stock on a national stock exchange; Guardian 8's and its subsidiaries' business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Susan Krause
Guardian 8
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Lance Beckham
O: (678) 368-4012
C: (404) 368-1738
lbeckham@acornmanagementpartners.com